EXHIBIT 10.2

Prepared 06-22-05

FIRST AMENDMENT

TO THE

GREER STATE BANK

SUPPLEMENTAL LIFE INSURANCE AGREEMENT

DATED SEPTEMBER 21, 2004

FOR

E. PIERCE WILLIAMS

THIS AMENDMENT is adopted this 26th day of July, 2005, by and between GREER STATE BANK, a state chartered corporation located in Greer, South Carolina (the “Company”) and E. PIERCE WILLIAMS (the “Executive”).

The Company and the Executive executed the Supplemental Life Insurance Agreement (the “Agreement”) on September 21, 2004. Pursuant to Article 9 of the Agreement the undersigned hereby amend the Agreement to (1) correctly identify the options of the Executive to purchase the policy and (2) to eliminate the non-compete covenant. Therefore, the parties further agree to the following:

Article 9.2 of the Agreement shall be deleted in its entirety and replaced by Article 9.2 below:

9.2	Option to Purchase Upon Termination. If the Company exercises the right to terminate the Agreement, the Company shall not sell, surrender or transfer ownership of a Policy without first giving the Executive or the Executive’s transferee the option to purchase the Policy for a period of sixty (60) days from written notice of such intention. The purchase price shall be equal to an amount greater of (a) the premiums paid or (b) the cash surrender value of the Policy.

Article 9.3 of the Agreement shall be deleted in its entirety.

IN WITNESS OF THE ABOVE, the Executive and the Company hereby consent to this First Amendment.

Executive:	GREER STATE BANK

/s/ E. Pierce Williams	By	/s/ R. Dennis Hennett
E. Pierce Williams	Title	CEO